Exhibit 10.17

PAETEC CORP.

Description of Non-Employee Director Compensation

Under a policy in effect as of March 31, 2005, non-employee directors of PAETEC Corp. (the “Company”), other than directors designated for nomination for election or for appointment to the board of directors by Madison Dearborn Partners or The Blackstone Group, receive cash and receive equity-based fees pursuant to the PAETEC Corp. Sixth Amended Stock Option and Incentive Plan (the “Stock Incentive Plan”). Non-employee directors also are entitled to reimbursement for reasonable out-of-pocket expenses they incur to attend board and committee meetings.

The policy in effect as of March 31, 2005 is to pay each non-employee director, other than directors designated for nomination for election or for appointment to the board of directors by Madison Dearborn Partners or The Blackstone Group, an annual fee for service on the board of directors of $25,000 in cash, which is payable in four equal quarterly installments in arrears, and annual awards of options to purchase 10,000 shares of Class A common stock or, in the case of each director that serves as a chairman of any board committee, options to purchase 20,000 shares of Class A common stock. These annual awards are made on each anniversary of the director’s initial election or appointment. Each of these non-employee directors also is entitled to receive options to purchase 75,000 shares of Class A common stock upon that director’s initial election or appointment to the board of directors.

Annual option awards typically vest with respect to all of the shares subject to such option on the first anniversary of the date of grant. Options awarded upon a non-employee director’s initial election or appointment to the board of directors typically vest and become exercisable in four equal annual installments beginning on the first anniversary of the date of grant. Upon the termination of a director’s service, the director typically will have the right, at any time within a specified period after the date of termination of service and prior to termination of the options, to exercise any options that are vested as of the service termination date. Options that are unvested as of the service termination date are not exercisable.

In the event that the Class A common stock is reclassified, the number of shares subject to options previously awarded, and the number of shares to which non-employee directors will be entitled in accordance with the foregoing policies, generally will be equitably and proportionately adjusted.